Exhibit 99.1
Brunswick Corporation  1 N. Field Court  Lake Forest, IL  60045
Telephone 847.735.4700  Facsimile 847.735.4750
www.brunswick.com

Release:	IMMEDIATE RELEASE
Contact:	Bruce Byots Vice President – Corporate and Investor Relations
Phone:	847-735-4612

Contact:	Daniel Kubera Director – Media Relations and Corporate Communications
Phone:	847-735-4617
Email:	daniel.kubera@brunswick.com

Brunswick Reports Third Quarter Results
Higher Revenue and Improved Operating Earnings,
Combined with Continued Strong Liquidity

LAKE FOREST, Ill., Oct. 28, 2010 -- Brunswick Corporation (NYSE: BC) today reported results for the third quarter of 2010:
•	Net sales of $815.4 million, up 22 percent versus third quarter 2009.
•	Net loss of $7.2 million, or $0.08 per diluted share, which includes $0.14 per diluted share of restructuring, exit and impairment charges.
•	Operating earnings of $25.2 million, a $134.6 million improvement from third quarter 2009.
•	Cash totaled $676.5 million, up from 2009 year-end balance of $526.6 million.
•	Increased production and wholesale shipments versus prior year levels, resulting from low beginning-of-year marine dealer inventories.

“Throughout the first nine months of 2010, we have successfully executed against our strategic initiatives,” said Brunswick Chairman and Chief Executive Officer Dustan E. McCoy.  “This is evidenced by the outstanding operating leverage that we have demonstrated on our revenue growth during the year.  For the nine months ended Oct. 2, 2010, excluding restructuring charges, our operating earnings increased by more than $410 million, as compared to 2009.  In addition, we have achieved our objective of being cash flow positive during this period. All of this has been accomplished against the backdrop of a very difficult marine market.

“The factors that positively affected our revenues and earnings in the third quarter of 2010, compared to the previous year, included lower discounts required to facilitate retail boat sales, improved fixed-cost absorption as a result of higher overall unit production and higher sales levels in our marine businesses.  During the quarter, we also benefited from lower restructuring, exit and impairment charges, a reduction in variable compensation expense and lower pension expense.  Partially offsetting these factors were higher income taxes,” McCoy said.

Third Quarter Results
For the third quarter of 2010, the company reported net sales of $815.4 million, up from $665.8 million a year earlier.  For the quarter, the company reported operating earnings of $25.2 million, which included $12.2 million of restructuring, exit and impairment charges.  In the third quarter of 2009, the company had an operating loss of $109.4 million, which included $28.8 million of restructuring, exit and impairment charges.

For the third quarter of 2010, Brunswick reported a net loss of $7.2 million, or $0.08 per diluted share, compared with a net loss of $114.3 million, or $1.29 per diluted share, for the third quarter of 2009.  The diluted loss per share for the third quarter of 2010 included restructuring, exit and impairment charges of $0.14 per diluted share.  The loss per diluted share for the third quarter of 2009 included $0.32 per diluted share of restructuring, exit and impairment charges, and a $0.24 per diluted share benefit from special tax items.

Review of Cash Flow and Balance Sheet
Cash and cash equivalents were $676.5 million at the end of the third quarter, up $149.9 million from year-end 2009 levels.  The company’s increased cash position reflects net cash provided by operating activities of $192.6 million, which included the receipt of a $109.5 million federal tax refund.  Net cash provided by operating activities was negatively affected by changes in certain current assets and current liabilities during the first nine months of 2010.  These changes were largely the result of increases in net inventories and accounts and notes receivable.

Net debt (defined as total debt, less cash and cash equivalents) was $157.6 million, down $166.7 million from year-end 2009 levels.  The change in net debt reflects the $149.9 million increase in cash, along with reductions in debt resulting primarily from debt repurchases.  The company’s total liquidity (defined as cash and cash equivalents, plus amounts available under its asset-backed lending facilities) was $780 million, up $165 million from year-end 2009 levels.

Marine Engine Segment
The Marine Engine segment, consisting of the Mercury Marine Group, including the marine service, parts and accessories businesses, reported net sales of $429.2 million in the third quarter of 2010, up 18 percent from $363.5 million in the third quarter of 2009.  International sales, which represented 38 percent of total segment sales in the quarter, increased by 5 percent.  For the quarter, the Marine Engine segment reported operating earnings of $49.0 million, including restructuring charges of $1.7 million.  This compares with an operating loss of $13.4 million in the year-ago quarter, which included $18.8 million of restructuring and impairment charges.

Sales were higher across all of the segment’s main operations, including a high single-digit increase in the domestic marine service, parts and accessories businesses, which represented 32 percent of total segment sales in the quarter.  The segment’s sterndrive engine business experienced the greatest percentage of sales growth.

Mercury’s manufacturing facilities continued to increase production during the quarter in response to customer inventory requirements.  Higher sales, lower restructuring, exit and impairment charges, reduced pension expense, fixed-cost reductions, lower bad debt expense, increased fixed-cost absorption and improved operating efficiencies, all had a positive effect on operating earnings during the quarter. Partially offsetting these positive factors were gains from favorable settlements reached during the prior-year quarter.

Boat Segment
The Boat segment is comprised of the Brunswick Boat Group, and includes 16 boat brands.  The Boat segment reported net sales of $209.2 million for the third quarter of 2010, an increase of 77 percent compared with $118.2 million in the third quarter of 2009.  International sales, which represented 34 percent of total segment sales in the quarter, increased by 39 percent during the period.  For the third quarter of 2010, the Boat segment reported an operating loss of $26.3 million, including restructuring, exit and impairment charges of $10.2 million.  This compares with an operating loss of $86.7 million, including restructuring, exit and impairment charges of $6.6 million, in the third quarter of 2009.

Boat manufacturing facilities significantly increased production during the quarter, compared to the third quarter of 2009, to address inventory requirements of their dealers.  Reduced discounts required to support retail sales by dealers, increased fixed-cost absorption, higher sales and a reduction in variable compensation expense were the primary factors affecting the segment’s reduction in operating losses in the quarter.

Fitness Segment
The Fitness segment is comprised of the Life Fitness Division, which designs, manufactures, and sells Life Fitness and Hammer Strength fitness equipment.  Fitness segment sales in the third quarter of 2010 totaled $137.7 million, up 9 percent from $126.8 million in the year-ago quarter.  International sales, which represented 56 percent of total segment sales in the quarter, increased by 10 percent.  For the quarter, the Fitness segment reported operating earnings of $17.0 million.  This compares with operating earnings of $12.5 million in the third quarter of 2009, which included restructuring charges of $0.4 million.

Global commercial equipment sales increased during the quarter, which were partially offset by a decline in U.S. consumer equipment sales.  Higher operating earnings in the third quarter of 2010, when compared with 2009, reflect higher sales, lower material costs and increased fixed-cost absorption.

Bowling & Billiards Segment
The Bowling & Billiards segment is comprised of Brunswick retail bowling centers; bowling equipment and products; and billiards tables and accessories.  Segment sales in the third quarter of 2010 totaled $74.6 million, down 4 percent compared with $77.5 million in the year-ago quarter.  International sales, which represented 26 percent of total segment sales in the quarter, increased by 1 percent.  For the quarter, the segment reported break-even operating earnings, including restructuring charges of $0.2 million.  This compares with an operating loss of $3.8 million, including restructuring and exit charges of $0.8 million in the third quarter of 2009.

For the quarter, equivalent-center sales for retail bowling declined by a low-single-digit percentage.  Bowling products also experienced a modest decline in sales.  The reduction in operating losses in the third quarter of 2010, when compared with 2009, reflects reduced pension expense, lower restructuring and exit charges and lower bad debt expense.

Outlook
See Brunswick’s Web Site for Supplemental Chart:
HUhttp://www.brunswick.com/investors/investorinformation/events.phpU
“As we moved through the difficult economic and marine market conditions of the last three years, our performance has been excellent in addressing three fundamental requirements: improve and maintain our liquidity, take all reasonable actions to protect the health of our dealer network, and accomplish the actions necessary to come out of this downturn stronger than when we began the period,” McCoy said.  “Our significant cash position, strong dealer network with healthy pipelines and low percentage of aged inventory in the pipelines, along with dramatically lower fixed costs are evidence of our success in carrying out these requirements.

“While our work against these requirements continues today, in 2010 we have also expanded our focus on those actions necessary to accomplish our goal of returning to profitability.  Although the economy and specific markets in which our businesses operate may remain challenging, becoming profitable requires that we remain disciplined to: generate positive free cash flow, perform better than the market in each of our business segments, and demonstrate outstanding operating leverage. Our free cash flow and operating leverage through the first three quarters of 2010 give us the confidence that we have the discipline and operating capabilities to generate strong earnings and improvements in cash flow as the world’s economies improve.

“For the remainder of 2010, our production and wholesale shipments will be at levels necessary to achieve our dealers’ minimum stocking requirements. As a result, and in light of the weak retail demand in larger boats, we are planning that the rate of our Boat segment’s sales increase in the fourth quarter versus 2009, will be less than that experienced in the third quarter and more in line with that experienced in the first quarter of 2010.   Also, due to reduced fixed-cost absorption resulting from our planned fourth quarter plant shutdowns, the Boat segment’s operating leverage will be less than that experienced in the previous three quarters.

“We continue to remain focused on meeting all of the requirements we have identified for ourselves in these difficult economic and market conditions, and subject to the state of the global economy and retail marine markets, we maintain our objective of returning to profitability in 2011,” McCoy concluded.

Conference Call Scheduled
Brunswick will host a conference call today at 10 a.m. CDT, hosted by Dustan E. McCoy, chairman and chief executive officer, Peter B. Hamilton, senior vice president and chief financial officer, and Bruce J. Byots, vice president – corporate and investor relations.

The call will be broadcast over the Internet at Hwww.brunswick.comH.  To listen to the call, go to the Web site at least 15 minutes before the call to register, download and install any needed audio software.

Security analysts and investors wishing to participate via telephone should call (800) 260-8140 (passcode: Brunswick Q3).  Callers outside North America should call (617) 614-3672 (passcode: Brunswick Q3) to be connected.  These numbers can be accessed 15 minutes before the call begins, as well as during the call.  A replay of the conference call will be available through midnight CDT Thursday, Nov. 4, 2010, by calling (888) 286-8010 (passcode: 91925417) or international dial (617) 801-6888 (passcode: 91925417).  The replay will also be available at Hwww.brunswick.comH.

Forward-Looking Statements
Certain statements in this news release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about Brunswick’s business.  These statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release.  These risks include, but are not limited to: the effect of the amount of disposable income available to consumers for discretionary purchases, tight consumer credit markets, and the level of consumer confidence on the demand for marine, fitness, billiards and bowling equipment, products and services; the effect of adverse general economic conditions; the ability to successfully complete restructuring efforts in accordance with projected timeframes and costs; the effect of higher product prices due to technology changes and added product features and components on consumer demand; the effect of competition from other leisure pursuits on the level of participation in boating, fitness, bowling and billiards activities; the effect of interest rates and fuel prices on demand for marine products; the ability to successfully manage pipeline inventories; the ability to respond to and minimize the negative financial impact of legislative and regulatory developments, including those related to climate change; the financial strength of dealers, distributors and independent boat builders; the ability to maintain mutually beneficial relationships with dealers, distributors and independent boat builders; the ability to maintain effective distribution and to develop alternative distribution channels without disrupting incumbent distribution partners; the ability to maintain market share, particularly in high-margin products; the ability to develop new and innovative products and ensure their success; the ability to maintain product quality and service standards expected by customers; competitive pricing pressures, including increased competition from Asian competitors; the ability to develop cost-effective product technologies that comply with regulatory requirements; the ability to transition and ramp up certain manufacturing operations within time and budgets allowed; the ability to successfully develop and distribute products differentiated for the global marketplace; negative currency trends, including shifts in exchange rates; the success of global sourcing and supply chain initiatives; the ability to obtain components, parts and raw materials from suppliers in a timely manner and for a reasonable price; the risk of losing a key account or a critical supplier; competition from new technologies; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; the ability to comply with environmental and zoning requirements, including environmental regulations for marine engines; the impact of international political instability and civil unrest on manufacturing operations and retail demand; the inherent risk of doing business in developing countries; the effect that catastrophic events may have on consumer demand and the ability to manufacture products, including hurricanes, floods, earthquakes, and environmental spills; and the effect of weather conditions on demand for marine products and retail bowling center revenues.  Additional factors are included in the company’s Annual Report on Form 10-K for 2009 and Quarterly Report on Form 10-Q for the quarter ended July 3, 2010.  Such forward-looking statements speak only as of the date on which they are made and Brunswick does not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this news release, or for changes made to this document by wire services or Internet service providers.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill "Genuine Ingenuity"(TM) in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Attwood marine parts and accessories; Land 'N' Sea, Kellogg Marine, and Diversified Marine parts and accessories distributors; Arvor, Bayliner, Boston Whaler, Cabo Yachts, Crestliner, Cypress Cay, Harris FloteBote, Hatteras, Lowe, Lund, Meridian, Princecraft, Quicksilver, Rayglass, Sea Ray, Sealine, Suncruiser, Triton Aluminum, Trophy, Uttern and Valiant boats; Life Fitness and Hammer Strength fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables and foosball tables.  For more information, visit HUhttp://www.brunswick.comUH.

Brunswick Corporation
Comparative Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Months Ended
	October 2,	October 3,
	2010	2009	% Change

Net sales	$815.4	$665.8	22%
Cost of sales	632.1	590.2	7%
Selling, general and administrative expense	122.8	136.7	-10%
Research and development expense	23.1	19.5	18%
Restructuring, exit and impairment charges	12.2	28.8	-58%
Operating earnings (loss)	25.2	(109.4)	NM
Equity loss	(2.0)	(3.8)	47%
Other income (expense), net	(2.2)	0.3	NM
Earnings (loss) before interest, loss on early extinguishment of debt	21.0	(112.9)	NM
and income taxes
Interest expense	(22.7)	(23.6)	4%
Interest income	0.9	0.7	29%
Loss on early extinguishment of debt	(1.1)	(0.1)	NM
Loss before income taxes	(1.9)	(135.9)	99%
Income tax provision (benefit)	5.3	(21.6)
Net loss	$(7.2)	$(114.3)	94%

Loss per common share:
Basic	$(0.08)	$(1.29)
Diluted	$(0.08)	$(1.29)

Weighted average shares used for computation of:
Basic loss per common share	88.8	88.4
Diluted loss per common share	88.8	88.4

Effective tax rate	NM	15.9%

Supplemental Information
Diluted loss per common share	$(0.08)	$(1.29)
Restructuring, exit and impairment charges (1)	0.14	0.32
Special tax items	-	(0.24)
Diluted earnings (loss) per common share, as adjusted	$0.06	$(1.21)

(1) The 2010 and 2009 Restructuring, exit and impairment charges assume no tax benefit.

Brunswick Corporation
Comparative Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Nine Months Ended
	October 2,	October 3,
	2010	2009	% Change

Net sales	$2,674.5	$2,118.8	26%
Cost of sales	2,070.3	1,878.0	10%
Selling, general and administrative expense	401.6	454.5	-12%
Research and development expense	67.8	64.7	5%
Restructuring, exit and impairment charges	43.8	103.9	-58%
Operating earnings (loss)	91.0	(382.3)	NM
Equity loss	(1.2)	(11.1)	89%
Other expense, net	(1.6)	(1.3)	-23%
Earnings (loss) before interest, loss on early extinguishment of debt	88.2	(394.7)	NM
and income taxes
Interest expense	(70.9)	(60.1)	-18%
Interest income	2.5	2.2	14%
Loss on early extinguishment of debt	(5.5)	(0.1)	NM
Earnings (loss) before income taxes	14.3	(452.7)	NM
Income tax provision	20.8	9.5
Net loss	$(6.5)	$(462.2)	99%

Loss per common share:
Basic	$(0.07)	$(5.23)
Diluted	$(0.07)	$(5.23)

Weighted average shares used for computation of:
Basic loss per common share	88.7	88.4
Diluted loss per common share	88.7	88.4

Effective tax rate	NM	-2.1%

Supplemental Information
Diluted loss per common share	$(0.07)	$(5.23)
Restructuring, exit and impairment charges (1)	0.50	1.17
Special tax items	(0.01)	0.12
Diluted earnings (loss) per common share, as adjusted	$0.42	$(3.94)

(1) The 2010 and 2009 Restructuring, exit and impairment charges assume no tax benefit.

Brunswick Corporation
Selected Financial Information
(in millions)
(unaudited)

Segment Information

	Three Months Ended
		Net Sales		Operating Earnings (Loss) (1)			Operating Margin
	October 2,	October 3,	%	October 2,	October 3,	%	October 2,	October 3,
	2010	2009	Change	2010	2009	Change	2010	2009

Marine Engine	$429.2	$363.5	18%	$49.0	$(13.4)	NM	11.4%	-3.7%
Boat	209.2	118.2	77%	(26.3)	(86.7)	70%	-12.6%	-73.4%
Marine eliminations	(35.3)	(20.1)		-	-
Total Marine	603.1	461.6	31%	22.7	(100.1)	NM	3.8%	-21.7%

Fitness	137.7	126.8	9%	17.0	12.5	36%	12.3%	9.9%
Bowling & Billiards	74.6	77.5	-4%	-	(3.8)	NM	0.0%	-4.9%
Eliminations	-	(0.1)		-	-
Corp/Other	-	-		(14.5)	(18.0)	19%
Total	$815.4	$665.8	22%	$25.2	$(109.4)	NM	3.1%	-16.4%

	Nine Months Ended
		Net Sales		Operating Earnings (Loss) (2)			Operating Margin
	October 2,	October 3,	%	October 2,	October 3,	%	October 2,	October 3,
	2010	2009	Change	2010	2009	Change	2010	2009

Marine Engine	$1,454.1	$1,122.6	30%	$164.7	$(71.8)	NM	11.3%	-6.4%
Boat	749.4	462.3	62%	(76.6)	(266.9)	71%	-10.2%	-57.7%
Marine eliminations	(152.7)	(71.2)		-	-
Total Marine	2,050.8	1,513.7	35%	88.1	(338.7)	NM	4.3%	-22.4%

Fitness	379.9	350.4	8%	35.2	13.0	NM	9.3%	3.7%
Bowling & Billiards	243.8	254.8	-4%	12.3	0.9	NM	5.0%	0.4%
Eliminations	-	(0.1)		-	-
Corp/Other	-	-		(44.6)	(57.5)	22%
Total	$2,674.5	$2,118.8	26%	$91.0	$(382.3)	NM	3.4%	-18.0%

(1)
Operating earnings (loss) in the third quarter of 2010 includes $12.2 million of pretax restructuring, exit and impairment charges. The $12.2 million charge consists of $1.7 million in the Marine Engine segment, $10.2 million in the Boat segment, $0.2 million in the Bowling & Billiards segment and $0.1 million in Corp/Other. Operating earnings (loss) in the third quarter of 2009 includes $28.8 million of pretax restructuring, exit and impairment charges. The $28.8 million charge consists of $18.8 million in the Marine Engine segment, $6.6 million in the Boat segment, $0.4 million in the Fitness segment, $0.8 million in the Bowling & Billiards segment and $2.2 million in Corp/Other.

(2)
Operating earnings (loss) in the first nine months of 2010 includes $43.8 million of pretax restructuring, exit and impairment charges. The $43.8 million charge consists of $6.2 million in the Marine Engine segment, $36.0 million in the Boat segment, $0.1 million in the Fitness segment, $0.6 million in the Bowling & Billiards segment and $0.9 million in Corp/Other. Operating earnings (loss) in the first nine months of 2009 includes $103.9 million of pretax restructuring, exit and impairment charges. The $103.9 million charge consists of $40.1 million in the Marine Engine segment, $49.5 million in the Boat segment, $1.6 million in the Fitness segment, $4.8 million in the Bowling & Billiards segment and $7.9 million in Corp/Other.

Brunswick Corporation
Comparative Condensed Consolidated Balance Sheets
(in millions)

	October 2,	December 31,	October 3,
	2010	2009	2009
	(unaudited)		(unaudited)
Assets
Current assets
Cash and cash equivalents	$676.5	$526.6	$624.1
Accounts and notes receivable, net	367.4	332.4	368.2
Inventories
Finished goods	245.8	234.4	238.8
Work-in-process	177.5	174.3	182.9
Raw materials	95.1	76.2	81.5
Net inventories	518.4	484.9	503.2
Deferred income taxes	1.8	79.3	13.1
Prepaid expenses and other	30.0	35.5	34.6
Current assets	1,594.1	1,458.7	1,543.2

Net property	637.5	724.3	798.4

Other assets
Goodwill, net	291.1	292.5	292.6
Other intangibles, net	59.6	75.6	78.5
Investments	59.9	56.7	57.8
Other long-term assets	89.5	101.6	109.9
Other assets	500.1	526.4	538.8

Total assets	$2,731.7	$2,709.4	$2,880.4

Liabilities and shareholders' equity
Current liabilities
Short-term debt	$4.3	$11.5	$11.5
Accounts payable	274.9	261.2	232.6
Accrued expenses	623.3	633.9	628.4
Current liabilities	902.5	906.6	872.5

Long-term debt	829.8	839.4	904.8
Other long-term liabilities	782.3	753.1	767.3
Shareholders' equity	217.1	210.3	335.8

Total liabilities and shareholders' equity	$2,731.7	$2,709.4	$2,880.4

Supplemental Information
Debt-to-capitalization rate	79.3%	80.2%	73.2%

Brunswick Corporation
Comparative Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)
	Nine Months Ended

	October 2,	October 3,
	2010	2009

Cash flows from operating activities
Net loss	$(6.5)	$(462.2)
Depreciation and amortization	98.5	119.8
Pension expense, net of funding	12.1	58.7
Provision for doubtful accounts	1.1	33.1
Deferred income taxes	5.4	9.9
Long-lived asset impairment charges	19.0	18.0
Equity in earnings of unconsolidated affiliates, net of dividends	1.4	11.4
Loss on early extinguishment of debt	5.5	0.1
Changes in certain current assets and current liabilities	(71.4)	314.3
Income taxes	114.1	90.6
Repurchase of accounts receivable	-	(84.2)
Other, net	13.4	20.8
Net cash provided by operating activities	192.6	130.3

Cash flows from investing activities
Capital expenditures	(31.1)	(20.2)
Investments	(8.6)	7.5
Proceeds from sale of property, plant and equipment	5.9	11.7
Other, net	8.3	1.9
Net cash provided by (used for) investing activities	(25.5)	0.9

Cash flows from financing activities
Net issuances (payments) of short-term debt	(6.8)	8.3
Proceeds from asset-based lending facility	-	81.1
Payments of asset-based lending facility	-	(81.1)
Net proceeds from issuance of long-term debt	30.2	329.9
Payments of long-term debt including current maturities	(36.7)	(162.6)
Payments of premium on early extinguishment of debt	(5.3)	(0.2)
Net proceeds from stock compensation activity	1.4	-
Net cash provided by (used for) financing activities	(17.2)	175.4

Net increase in cash and cash equivalents	149.9	306.6
Cash and cash equivalents at beginning of period	526.6	317.5
Cash and cash equivalents at end of period	$676.5	$624.1

Free Cash Flow
Net cash provided by operating activities	$192.6	$130.3

Net cash provided by (used for):
Capital expenditures	(31.1)	(20.2)
Proceeds from sale of property, plant and equipment	5.9	11.7
Other, net	8.3	1.9
Total free cash flow	$175.7	$123.7